Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 10, 2008 (the “Agreement”), is by and between Healthways, Inc., a Delaware corporation (the “Company”), and Matthew Kelliher (“Officer”), and amends and replaces in its entirety that certain Employment Agreement, dated September 5, 2003, between the Company and the Officer.

W I T N E S S E T H

I.             Employment. In consideration of the mutual promises and agreements contained herein, the Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.

II.        Duties. Officer is engaged as Executive Vice President of the Company. In so doing, Officer shall report directly to the President of StatusOne Health Systems, Inc., a subsidiary of the Company (“StatusOne”). Officer shall have such management, supervisory and operational functions as are customary to such position, and such other powers, functions and duties consistent with Officer’s title as are designated from time to time by the President of StatusOne. During the term of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors or by the Chief Executive Officer of the Company.

III.       Term. Subject to the terms and conditions set forth herein, Officer shall be employed hereunder for a term beginning on September 1, 2003 and terminating on August 31, 2005 (the “Expiration Date”) unless sooner terminated or further extended as hereinafter set forth. The Expiration Date shall be automatically extended for one additional year at the end of the first term of this Agreement and at the end of each year thereafter (so that the term of this Agreement shall be extended automatically for one year and no more), unless the Company notifies Officer in writing (the “Expiration Notice”) on or before sixty (60) days prior to the Expiration Date that this automatic extension provision is canceled and is of no further force and effect. Officer will continue to be paid full pay and benefits during this sixty (60) day period. Notwithstanding the automatic extension of the Expiration Date or any other provisions herein, this Agreement shall expire on the date that Officer becomes 65 years of age.

IV.	Compensation.

(a)       Base Salary. For all duties rendered by Officer, the Company shall pay Officer a salary of $348,381.00 per year (“Base Salary”), payable in equal monthly installments at the end of each month. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

The Base Salary shall be reviewed at least annually by the Board of Directors or the Chief Executive Officer of the Company and may be further increased in such amounts as the Board of Directors or the Chief Executive Officer in its discretion may decide.

(b)       Stock Options. In addition, Officer shall be eligible to participate in the Company stock option plan and will receive an initial allotment of 20,000 stock options, which shall vest and have the other terms set forth in the stock option agreement attached as Exhibit A hereto.

(c)       Expenses. During the term of Officer’s employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable, documented expenses incurred by Officer in performing his duties hereunder, including, without limitation, transportation, hotel and other business expenses, subject to and in accordance with the policies, practices and procedures of the Company.

(d)       Other. The Company will provide Officer with a car allowance of Three Hundred Dollars ($300) per month.

V.        Extent of Service. During the term of this Agreement, and excluding any periods of vacation, paid holiday and sick and personal leave, Officer shall devote substantially all of his working time, attention and energies to the business of the Company and shall not during the term of this Agreement, including any extensions thereof, take directly or indirectly an active role in any other business activity without the prior written consent of the Chief Executive Officer of the Company; but this Section V shall not prevent Officer from (a) making and managing real estate or other investments of a passive nature, (b) delivering lectures or fulfilling speaking engagements, or (c) participating in the activities of a civic or nonprofit charitable organization where such participation does not require a substantial amount of time and does not impair his ability to perform his duties under this Agreement. Officer shall not serve on the board of directors of an entity outside of the Company and its affiliates, other than those boards of directors set forth on Exhibit B hereto, without the prior approval of the Chief Executive Officer of the Company, which shall not be unreasonably withheld.

VI.      Disability. During any period in which Officer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Officer shall continue to receive his Base Salary until his employment is terminated hereunder. In the case of incapacity due to physical or mental illness resulting in (a) Officer’s being absent from his duties hereunder on a full time basis for more than ninety (90) consecutive days or (b) Officer’s being absent from his duties hereunder for more than one hundred and twenty (120) days in any consecutive six (6) month period or (c) a determination by the Board of Directors that Officer is permanently and totally disabled from performing his duties hereunder (any of the foregoing, a “Disability”), the Company may terminate Officer’s employment hereunder by the delivery of written notice of termination, which shall be effective on the thirtieth (30th) day after receipt of such notice by Officer (the “Disability Effective Date”), unless Officer shall have (i) returned to fulltime performance of his duties prior to the Disability Effective Date and (ii) demonstrated to the reasonable satisfaction of the Chief Executive Officer or the Board that Officer is capable of sustaining his duties on a full time basis going forward. In the event the Company so terminates Officer under this Section, such termination shall be considered termination without just cause and the Company shall pay Officer such amounts and provide such benefits as are required by Section VIII hereof, reduced by the benefits payable to Officer under the Company’s disability insurance policies.

For purposes of this Section VI, the determination of whether Officer is incapacitated due to physical or mental illness and therefore disabled shall be made by the Chief Executive Officer of the Company upon advice of a licensed physician. Any dispute which shall arise between the parties hereto regarding whether the Officer is disabled as contemplated in this Section shall be settled by arbitration as provided in Section XVI.

In the event of Officer’s Disability, Officer shall be entitled to participate in the Company’s health insurance and life insurance programs so long as is permitted under the provisions of these coverages. If Officer is no longer eligible for coverage in the Company’s health insurance plan, then on a monthly basis the Company shall pay the difference between the cost of COBRA medical insurance coverage (available after active eligibility has ended) and Officer’s contribution to the plan immediately preceding the Disability, but in no event shall the Company pay this difference for any period beyond the unexpired term of this Agreement or beyond the period of Officer’s eligibility to participate in COBRA health insurance benefits, whichever is later. The costs of the Company’s portion of any premiums due under this Section VI shall be included in the Officer’s gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). Following the Disability Effective Date, Officer’s benefits for past participation in the Company’s bonus, capital accumulation and stock option plans shall be determined in accordance with the provisions of those plans and Officer shall not be eligible for further participation in these plans beyond the Disability Effective Date.

VII.     Termination for Just Cause. For purposes of this Agreement, the Company shall have the right to terminate Officer for “just cause.” For purposes of this Agreement, “just cause” shall mean that, in the good faith opinion of the Chief Executive Officer of the Company, Officer is guilty of (i) intoxication while on duty, (ii) theft or dishonesty, (iii) conviction of a crime involving moral turpitude, (iv) upon written notice to Officer, there is failure to cure within 30 days any willful and continued neglect or gross negligence by Officer in the performance of his duties as an officer or (v) upon written notice to Officer which specifies in reasonable detail the violation thereof, there is failure to cure within 30 days any violation of any Company policy or code of conduct, copies of which will have been provided to Officer. For purposes of this Section VII, the Chief Executive Officer of the Company shall make determination of a violation. In making such determination, the Chief Executive Officer of the Company shall not act unreasonably or arbitrarily. Any dispute which shall arise between the parties hereto regarding whether Officer has committed any act which could give Company “just cause” to terminate this Agreement shall be settled by arbitration as provided in Section XVI. Upon such termination by the Company, the Company shall have no further obligation to the Officer under this Agreement.

VIII.    Termination Without Just Cause. Officer’s employment under this Agreement may be terminated (i) by the Company at any time without “just cause” by providing Officer with written notice, (ii) by the Company by providing Officer with Expiration Notice (as defined in Section III), (iii) by Officer at any time within twelve (12) months following the occurrence of a Change in Location within the first (24) twenty-four months of this Agreement, a Change of

Control or a Change in Responsibility (each, as defined in Section XXI herein), or (iv) by Officer in the event the Company breaches any provision of this Agreement. The Officer shall give the Company written notice of his intention to resign without just cause (stating the reason therefor) within sixty (60) days after the occurrence of one of the events stated in subparagraphs (iii) or (iv) above and the Company shall have sixty (60) days thereafter to rescind such event(s), in which event the Officer no longer shall have the right to terminate his employment due to such event(s) and receive the benefits provided in this Section VIII. Officer’s effective termination date shall be the date set forth in the notice of termination or the Expiration Notice or the date set forth in any notice of termination the Company receives from the Officer in accordance with Section IX herein. Notwithstanding the foregoing, for purposes of this Agreement, the Officer will be deemed to have terminated employment when the Officer has a “separation from service” from the Company as determined in accordance with Treasury Regulation 1.409A-1(h). In the event of such termination:

(a)       Subject to compliance by Officer with the provisions of Section XII herein, the Company shall pay Officer his Base Salary monthly from the effective termination date for a total of one (1) year or the remaining term of this Agreement, whichever is greater (the “Severance Period”). In addition, Officer (i) on the next regularly scheduled date for payment of Officer’s Base Salary will be paid for any accrued but unused vacation, sick and personal leave time pay earned by him, up to and including the effective termination date (“Accrued Leave Time”), as well as all unreimbursed reasonable and substantiated business expenses and any other accrued but unpaid compensation (collectively, the “Accrued Obligations”) on the effective termination date and (ii) will be paid all amounts arising from Officer’s participation in, or benefits under the Company’s benefit plans (the “Plan Payments”) (which amounts shall be payable in accordance with the terms and conditions of such benefit plans).

(b)       Officer shall cease as of the effective termination date his further participation in the Company’s stock option plans, capital accumulation plans, bonus plans, benefit plans, monthly automobile allowance and any other benefit or compensation plan in which Officer participated or was eligible to participate except as set forth in Section VIII(c) below. Officer’s effective termination date shall be utilized for any vesting provisions of the plans listed above in this subparagraph (b).

(c)       Following termination by the Company without just cause, Officer shall be eligible to obtain COBRA health insurance coverage under the Company’s health insurance plan for a period of time generally available to other participants eligible for such coverage. If the Officer elects this COBRA health insurance coverage, Officer’s contribution to such coverage will continue at rates contributed by the Company’s other officers as may be in effect from time to time while the Officer’s COBRA health insurance coverage is in place. The costs of the Company’s portion of any premiums due under this clause VIII(c) shall (i) be paid on a monthly basis and (ii) be included in the Executive’s gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code. While life and disability insurance coverage cannot be provided following the Officer’s termination under the terms of these group insurance plans, each month the Company will pay to Officer the equivalent amount of the Company’s contribution to the premiums for these coverages during the time that any payments are made to Officer under this Agreement in an amount equal to the amount contributed by the Company for these coverages for other officers of the Company in effect while Officer’s coverage following termination hereunder is in place. If Officer maintains COBRA health coverage with the Company upon new employment following termination of this Agreement, the full cost of the COBRA health insurance coverage shall be the responsibility of the Officer. In addition, upon new employment following termination of this Agreement, the Company’s reimbursement of life and disability insurance premium contributions will also terminate.

(d)       No payments of Base Salary or of any other type of compensation shall be made to Officer after Officer becomes sixty five (65) years of age.

(e)	All payments hereunder will cease upon the death of Officer.

IX.      Termination by Officer. Officer may terminate his employment hereunder at any time upon sixty (60) days written notice. Upon such termination by Officer, other-than termination in accordance with Section VIII(iii), the Company shall pay Officer on the next regularly scheduled date for payment of Officer’s Base Salary: (a) his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination, (b) the Accrued Obligations, and (c) Plan Payments (which amounts shall be payable in accordance with the terms and conditions of such benefit plans). The Company shall then have no further obligation to Officer under this Agreement.

X.        Termination Upon Death. If Officer dies during the term of this Agreement, the Company shall pay his Base Salary, Accrued Obligations due through the date of his death at the rate in effect at the time of his death and all Plan Payments on the next regularly scheduled date for payment of Officer’s Base Salary. The Company shall then have no further obligations to Officer or any representative of his estate or his heirs except that Officer’s estate or beneficiaries as the case may be shall be paid such amounts as may be payable under the Company’s life insurance policies and other plans as they relate to benefits following death then in effect for the benefit of Officer.

XI.      Delay of Payments Pursuant to Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Officer’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Officer is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Officer pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Officer’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Officer’s death. Any payments delayed pursuant to this Section XI shall be made in a lump sum on the first day of the seventh month following the Officer’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Officer’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Officer participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

XII.	Restrictive Covenants.

(a)       Confidential Information. During the term of this Agreement, including any renewals, and continuing during the period while any amounts are being paid to Officer pursuant to the terms of the Agreement, and for a period of one (1) year thereafter, Officer agrees not to disclose to any person other than a person to whom disclosure is necessary in connection with the performance of his duties or to any person specifically authorized by the Chief Executive Officer of the Company any material confidential information concerning the Company, including, but not limited to identities of customers and prospective customers identities of individual contacts at customers, information about Company colleagues, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, data bases, computer programs, treatment protocols, operating procedures and organization structures. For purposes hereof, “confidential information” shall not include information that: (a) was in Officer’s possession prior to disclosure by the Company (other than information of StatusOne that was maintained as confidential and proprietary information by StatusOne prior to the date hereof); or (b) was in the public domain or generally known within the relevant industry at the time of disclosure to Officer, or becomes so generally known after such disclosure, through no act of Officer.

(b)       Non-Competition. During the term of this Agreement, including any renewals, and continuing during the period while any amounts are being paid to Officer pursuant to the terms of the Agreement and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Company or which Officer knew or had reason to know the Company was actively evaluating for possible entry; provided that it shall not be a violation of this Section XII if Officer owns five (5) percent or less of the voting stock of any public corporation.

(c)       Non-Solicitation. During the term of this Agreement, including any renewals, and continuing during the period while any amounts are being paid to Officer pursuant to the terms of this Agreement and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly solicit business which could reasonably be expected to conflict with the Company’s interest from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the termination of employment or from which Officer knew or had reason to know that Company was going to solicit business at the time of termination of employment, or (b) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company; provided, however that this subsection (c) shall not prevent Officer or any entity with which Officer is affiliated from making general solicitations for employment which are not specifically directed at employees of the Company or employing any employee of the Company who responds to such general solicitation.

(d)       Consultation. Officer shall, at the Company’s written request, during the period he is receiving any payment from the Company hereunder, cooperate with the Company in concluding any matters in which Officer was involved during the term of his employment and will make himself available for consultation with the Company on other matters otherwise of interest to the Company. The Company agrees that such requests shall be reasonable in number and will consider Officer’s time required for other employment and/or employment search.

(e)       Enforcement. Officer and the Company acknowledge and agree that any of the covenants contained in this Section XII may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it.

(f)        Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the Agreement and covenants contained in this Section XII shall not terminate upon Officer’s termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

XIII.    Vacation. During each twelve-month period of this Agreement, Officer shall be entitled to vacation in accordance with Company policy in effect from time to time, but in any event not less than 4 weeks per year; provided, however, that from the date hereof and continuing until December 31, 2004, Officer shall be entitled to vacation, and shall accrue such vacation and personal days, pursuant to and in accordance with the PTO Policy of StatusOne attached hereto as Exhibit C. From and after December 31, 2004, Officer shall be entitled to vacation in accordance with Company policy then in effect.

XIV.    Benefits. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate while employed by the Company in all benefit plans maintained by the Company for officers generally according to the terms of such plans, summaries of which are attached hereto as Exhibit D. In addition, Officer shall be entitled to participate in the Company’s bonus plan, which for fiscal year 2004 shall entitle Officer to a bonus equal to the amount determined in accordance with Exhibit E attached hereto.

XV.     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Officer, or to its principal office in the case of the Company and the date of mailing shall be deemed the date which such notice has been provided.

XVI.    Arbitration. Any dispute between the parties hereto shall be settled by final and binding arbitration in Nashville, Tennessee, in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

XVII.  Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

XVIII. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Officer acknowledges that the services to be rendered by him are unique and personal, and Officer may not assign. any of his rights or delegate any of his duties or obligations under this Agreement.

XIX.    Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The laws of the State of Tennessee shall govern this Agreement without regard to the conflict of laws principles thereunder.

XX.     Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

XXI.	Definitions. For purposes of this Agreement,
(a)	“Change of Control” shall be deemed to mean:

(i)        a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than fifty percent (50%) of the assets of the Company) portion of Company assets have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by the Company; or

(ii)       a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of the Company (“control” being defined as greater than fifty percent (50%) of the outstanding voting power of the outstanding securities of the Company) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934).

(b)	a “Change in Responsibility” shall be deemed to mean:

(i)        a material diminution in Officer’s duties and responsibilities; or

(ii)       the assignment to Officer of duties and functions materially inconsistent with Officer’s title and duties as prescribed hereunder, in either case without Officer’s written consent.

(c)       a “Change in Location” shall be deemed to mean any mandatory relocation of the place(s) where Officer principally performs his job responsibilities (and including any mandatory change in Officer’s right to periodically work from a home-based office); provided, however, that the relocation of one or more current offices of StatusOne to a place within twenty-five (25) miles of such current office shall not constitute a “Change in Location.”

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

/s/ Matthew Kelliher 12/18/08

AMERICAN HEALTHWAYS, INC.
By: /s/ Ben R. Leedle, Jr.
Title: Chief Executive Officer

Schedule A

[Healthways Logo]

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE AMERICAN HEALTHWAYS, INC.

AMENDED AND RESTATED 2001 STOCK OPTION PLAN

THIS STOCK OPTION AGREEMENT is made and entered into this 1st day of September, 2003, by and between American Healthways, Inc., a Delaware corporation (the “Company”), and MATT KELLIHER (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the American Healthways, Inc. Amended and Restated 2001 Stock Option Plan.

WHEREAS, the Company has adopted the American Healthways, Inc. Amended and Restated 2001 Stock Option Plan (the “Plan”), pursuant to which the Company is authorized to grant options to purchase shares of the Company's Common Stock, par value $.001 per share (the “Common Stock”), to Colleagues of the Company;

WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Common Stock as hereinafter provided in accordance with the provisions of the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Grant of Option. The Company hereby grants to Optionee a Non-Qualified Stock Option (the “Option”), exercisable in whole or in part, to purchase 20,000 shares of the Company's Common Stock, for an exercise price of $35.77 per share.

2.         Option Plan. This Option is granted under the Plan and is subject to the terms and conditions set forth in the Plan. In the event any of the provisions hereof conflict with or are inconsistent with the provisions of the Plan, the provisions of the Plan shall be controlling.

3.         Timing of Exercise. Optionee may exercise this Option with respect to the percentage of shares set forth below from and after the dates specified below:

Percentage Vested	Date of Vesting	Cumulative Options Exercisable

25%	September 1, 2004	5,000
50%	September 1, 2005	10,000
75%	September 1, 2006	15,000

100%	September 1, 2007	20,000

This Option will expire ten (10) years from the date of grant of this Option.

4.         Manner of Exercise. This Option shall be exercised by the Optionee (or other party entitled to exercise the Option under Section 5 of this Agreement) by delivering written notice to the Corporation stating the number of shares of Common Stock to be purchased, the person or persons in whose name the shares are to be registered and each such person's address and social security number. Such notice shall not be effective unless accompanied by the full purchase price for all shares so purchased. The purchase price shall be payable in cash and shall be calculated as the number of shares to be purchased times the option exercise price per share as shown in Section 1 of this Agreement Payment in currency or by certified check, cashier's check or postal money order shall be considered payment in cash. The Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares.

5.         Nontransferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and is exercisable during Optionee's lifetime only by the Optionee. The terms of this Option shall be binding on the executors, administrators, heirs and successors of the Optionee.

6.	Termination of Employment.

a.         Termination by Death. If the Optionee's employment by the Company terminates by reason of death, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of death, by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year from the date of such death or until the expiration of the stated term of the Option, whichever period is the shorter.

b.         Termination by Reason of Disability. If the Optionee's employment by the Company terminates by reason of Disability (as that term is defined under the Company's long-term disability insurance policy), this Option may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of termination, for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter, provided, however, that if the Optionee dies within such one-year period, the Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter.

c.         Retirement. If the Optionee's employment by the Company terminates by reason of Retirement (as defined in the Plan), the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested upon the date of such termination of employment and this Option may be exercised for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter.

d.         Other Termination. If the Optionee's employment by the Company is involuntarily terminated for any reason other than death, Disability, or Retirement, of if Optionee voluntarily terminates employment, this Option shall thereupon terminate, except that this Option may be exercised by the Optionee, to the extent otherwise then exercisable, for a period of three months from the date of such termination of employment or the expiration of the Option's term, whichever period is the shorter if the involuntary termination is without Cause (as defined in the Plan). If the Optionee's employment by the Company is terminated for Cause, this Option shall immediately terminate.

7.         Restrictions on Purchase and Sale of Shares. The Company shall be obligated to sell or issue shares pursuant to the exercise of this Option only in the event that the shares are at that time effectively registered or otherwise exempt from registration under the Securities Act of 1933, as amended, (“the 1933 Act”). In the event that the shares are not registered under the 1933 Act, the Optionee hereby agrees that, as a further condition to the exercise of this Option, the Optionee (or his successor under Section 5 of this Agreement), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Optionee represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution. The Optionee further agrees that if the shares of Common Stock to be issued upon the exercise of this Option are not subject to an effective registration statement filed with the Securities and Exchange Commission pursuant to the requirements of the 1933 Act, such shares shall bear an appropriate restrictive legend.

8.         Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the number of shares of Common Stock of the Company subject to this Option and the price per share of such shares may be adjusted by the Company as may be determined by the Compensation Committee of the Company's Board of Directors (the “Committee”) pursuant to the Plan.

9.         Change in Control. Upon a Change in Control, and if and to the extent so determined by the Committee or the Board upon a Potential Change in Control, the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested.

10.       No Rights Until Exercise. The Optionee shall have no rights hereunder as a stockholder with respect to any shares subject to this Option until the date of the issuance of a stock certificate to him or her for such shares upon due exercise of this Option.

11.       Confidentiality and Non-solicitation. It is the interest of all Optionees to protect and preserve the assets of the Company. In this regard, in consideration for granting this Option and as conditions of Optionee's ability to exercise this option, Optionee acknowledges and agrees that:

a.         Confidentiality. In the course of Optionee's employment, Optionee will have access to trade secrets and other confidential information of the Company and its clients. Accordingly, Optionee agrees that, without the prior written consent of the Company, Optionee will not, other than in the normal conduct of the Company's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients. Proprietary information includes, but is not limited to, information developed by the Optionee for the Company while employed by the Company. The obligations of the Optionee under this paragraph will continue after the Optionee has left the employment of the Company. Optionee agrees that upon leaving the employment of the Company, Optionee will return to the Company all property and confidential information in the Optionee's possession and agrees not to copy or otherwise record in any way such information.

b.         Non-Solicitation. While employed by the Company and for a period of two years thereafter, Optionee shall not, upon Optionee's own behalf or on behalf of any other person or entity, directly or indirectly,

-          hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

-          contact, solicit, entice away, or divert any disease management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Optionee.

In the event Optionee breaches any provisions of this paragraph, this Option shall immediately expire and may not be exercised, and the Company shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.

12.       Amendment. The Committee may amend the terms of this Option, prospectively or retroactively, but, subject to Section 11 above, no such amendment shall impair the rights of the Optionee hereunder without the Optionee's consent.

13.       Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time

To the Corporation:

American Healthways, Inc.
3841 Green Hills Village Drive
Nashville, TN 37215

To the Colleague:
(signature)

(name and address)

IN WITNESS WHEREOF, the parties have caused the Stock Option Agreement to be duly executed as of the day and year first above written.

AMERICAN HEALTHWAYS, INC.:

/s/ Ben R. Leedle, Jr.
Name: Ben R. Leedle, Jr.
Title: President & CEO

EXHIBIT B

EXHIBIT C

Paid Time Off

Employees accrue paid time off (PTO) which is available to cover all absences (planned or unplanned) other than those covered by other plans (such as holidays, bereavement, jury duty). PTO is intended for occasions such as emergencies, medical care, vacation, or for personal reasons (school conferences, exercise classes, etc). PTO must be earned before it can be used (draws cannot be made on future PTO) and must be requested in advance and approved by the employee’s manager.

Accrual of PTO commences on the first day of regular employment. This date becomes the employee’s “current anniversary date” which is used in accounting for PTO usage. PTO accrual is calculated on a 40-hour workweek and is credited, in hours, each pay period. The percent of base hours used to compute the PTO accrual is determined by the number of completed years of StatusOne Health Systems employment.

Completed years of service	Maximum accrual
0-2	120 hours
3-4	160 hours
5-8	200 hours
over 8	240 hours

PTO balances are reported on employees’ pay stubs. All employees must use a minimum of 50% of earned PTO in each anniversary year period.

An employee’s remaining PTO hours which are not used or forfeited during the year are transferred on the employee’s current anniversary date to a prior year PTO accrual balance. Employees only lose PTO if they have more than 50% of their annual accrual unused at the time of their personal StatusOne anniversary date. Employees would then forfeit any PTO in excess of 50% of their annual accrual at that time. Employees would be notified in advance if this were to happen.

PTO Notes:

Flex time is not to be used to prepare for or catch up after an absence. If you are on vacation on a regular workday, you must use PTO for those absences.

Employees can flex their work times within the same workweek (the workweek begins on Sunday and ends on Saturday) for any number of personal needs so long as StatusOne’s patient, team and business needs are met. However, this workweek flexibility is not intended as a way to “build up” extra time thereby decreasing the amount of PTO charged for time taken off in a different week.

If your regular workweek is four (4) 10-hour days and PTO is taken on one of your regularly scheduled workdays, you will be charged 10 hours of PTO.

You can take a partial day of PTO. Since PTO is accrued and reported in hours, you may use either partial or full days of PTO.

PTO is to be used to cover time not worked for any reason. If you are ill and unable to work, and choose to flex your time for the remainder of that same work week, you would not be required to use PTO if the hours balance. The key is that you need to work your expected minimum hours within the Sunday to Saturday work week. “Working” means that you are attending to your job and available on ICQ or by telephone during that time. If flex time meets patient, team and business needs, you may choose to cover your absence that way.

You cannot take unpaid time for illness or personal needs and “save” PTO for vacation.

Requesting Planned Time Off: When requesting time off, employees must consider StatusOne’s commitment to maintaining continuity in patient care. An e-mail request to managers, including a detailed coverage plan for the assigned panels of patients with as much advance notice as possible, is recommended. Managers, in turn, will approve PTO requests when business needs can be met and managers will make every reasonable effort to grant requests made within two weeks of the dates requested; however, the business needs must be considered and an employee may be asked to choose a different time off schedule.

Notification of Unplanned Time Off. When illness or personal emergency prevents you from working, you must notify your manager, preferably by telephone, within one hour of your regular starting time. Call in is required each day during a multiple day absence unless other arrangements are made.

EXHIBIT D

[Healthways Logo]

BENEFIT SUMMARY

Officer will be entitled to all benefits and all plans equivalent to those employees of the Company at the same or similar rank; including without limitation the following:

401(k) PLAN WITH COMPANY MATCHING(StatusOne colleagues can enroll immediately and begin participation in October)

Eligible after 3 months of service in which the colleague has worked at least 250 hours and is 21 years of age. Current company match is 52% of the first 6% of colleague deferral. Quarterly enrollment periods

TUITION REIUMBURSEMENT PLAN (Available immediately)

$3,000 reimbursement per year with pre-approval by the Human Resources Department

FLEXIBLE SPENDING PLAN (StatusOne’s current plans will continue through October, StatusOne colleagues will be able to enroll in the AMHC plans and begin contributing in November)

Health Care and/or Dependent Care plans available

COMPANY BONUS (StatusOne will enter the AMHC plan immediately) Discretionary bonus based on company and colleague performance

HEALTH INSURANCE (In addition to StatusOne’s Blue Cross plan a Cigna option will be available in January)

CIGNA administered plans

EPP (HMO)

Pre-tax premium (premium cost will be communicated in November)

Services provided by and referred by a CIGNA network (PCP) primary care physician

DPP (Point of Service option)

Pre-tax premium (premium cost will be communicated in November) Option to have services performed In-Network OR Out-of-Network

*Due to certain network limitations, some colleagues are not in network for either plan listed above; therefore, we have made a PPO option available at the same cost as the EPP plan

DENTAL INSURANCE (Available in January)

CIGNA PPO Plan

$1,000 calendar year maximum benefit per covered individual

LONG TERM DISABILITY (Available in January)

90-day elimination period

Provided by the company at no cost to the colleague

$50,000 LIFE INSURANCE (Available in January)

Provided by the company at no cost to the colleague

OPTIONAL SUPPLEMENTAL LIFE INSURANCE (Available in January)

Premium based on age and life insurance amount

Options for supplemental life are one, two, or three times your annual salary $300,000 max

HOLIDAYS & PTO PLAN (Current StatusOne plan will stay in effect through 2004)

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